As filed with the Securities and Exchange Commission on August 8, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENCISION INC.

(Exact name of registrant as specified in its charter)

Colorado	84-1162056
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6797 Winchester Circle

Boulder, Colorado 80301

(303) 444-2600

(Address of Principal Executive Offices)

Encision Inc.  2007 Stock Option Plan

(Full title of the Plan)

Marcia K. McHaffie

Controller, Treasurer and Corporate Secretary

Encision Inc.

6797 Winchester Circle

Boulder, Colorado 80301

(303) 444-2600

 (Name, address, including zip code, and telephone number, including area code,

of agent for service)

Copy to:

G. James Williams, Esq.

Jason Day, Esq.

Faegre & Benson LLP

1900 Fifteenth Street

Boulder, Colorado 80302

(303) 447-7700

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, no par value	700,000	$2.00	$1,400,000.00	$55.02

(1)                               Pursuant to Rule 416 under the Securities Act of 1933 this Registration Statement will also cover any additional shares of common stock that become issuable under the Encision Inc. 2007 Stock Option Plan by reason of any stock dividend, stock split, reorganization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)                               Calculated pursuant to Rule 457(h) and 457(c) under the Securities Act of 1933. The proposed maximum offering price per share represents the average of the high and low prices of the Registrant’s common stock on the American Stock Exchange on August 4, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                    Incorporation of Documents by Reference.

Encision Inc. (the “Registrant”) incorporates by reference the following documents filed with the Securities and Exchange Commission (the “Commission”):

(1)           Annual Report on Form 10-KSB for the fiscal year ended March 31, 2008; and

(2)           The description of the Registrant’s common stock, no par value, contained in the Registration Statement (Reg. No. 333-4118-D) dated June 25, 1996, as the same may be amended from time to time.

In addition, all other reports and documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of this Registration Statement (except for portions of the Registrant’s current reports furnished, as opposed to filed, on Form 8-K) and prior to the filing of a post-effective amendment that indicates that all the securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents with the Commission.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or incorporated by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Colorado Business Corporation Act (the “CBCA”) permits a corporation organized under it to indemnify its directors, officers, employees, and agents for various acts.  The bylaws of the Registrant provide for indemnification, to the full extent authorized or permitted by law, of any director or officer of the Registrant or any person serving at the request of the Registrant in any capacity for any other corporation, partnership, joint venture trust or other enterprise.

The CBCA would permit the Registrant to indemnify any of its directors against expenses, fines, penalties, settlements, or judgments arising in connection with a legal proceeding to which such person was a party because of such person’s status as a director, to the extent that (1) such person’s conduct was in good faith; (2) the person reasonably believed, (a) in the case of conduct in such person’s official capacity, that such conduct was in the Registrant’s best interest, or (b) in other cases, that such conduct was at least not opposed to the Registrant’s best interests; and (3) in the case of a criminal proceeding, the person reasonably believed that the conduct was not unlawful.  The CBCA permits the Registrant to indemnify an officer, employee, fiduciary or agent of the Registrant to the same extent as a director.  Therefore, if an officer, director, fiduciary or agent of the Registrant incurs liability as a result of such person’s position as such, and such person acted in good faith or in the belief that his or her actions were in the Registrant’s best interests, not opposed to the Registrant’s best interests, or not unlawful, the Registrant would be required to indemnify such person.  Furthermore, indemnification against reasonable expenses would be mandatory with respect to an officer, director, fiduciary or agent who was wholly successful in defense of a proceeding.

Under the CBCA, the Registrant may not indemnify its directors, officers, employees, fiduciaries, or other agents against personal liability (a) in connection with a proceeding by or in the right of the Registrant in which such person was adjudged liable to the Registrant, or (b) in connection with any other proceeding charging that such person derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding such person was adjudged liable on the basis that he derived an improper personal benefit.  Indemnification by the Registrant in connection with a proceeding by or in the right of the Registrant is limited to reasonable expenses incurred in connection with the proceeding.

Indemnification may also be granted under the terms of agreements that the Registrant and any of its officers or directors may enter into in the future, and the Registrant may purchase and maintain insurance that protects its officers and directors against any liabilities incurred in connection with their services in these positions.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following is a list of all exhibits filed as part of this Registration Statement or, as noted, incorporated by reference into this Registration Statement:

Exhibit No.	Description
4.1*	Articles of Incorporation of Encision Inc.

4.2**	Bylaws of Encision Inc.

4.3*	Specimen common stock certificate.

5.1	Opinion of Faegre & Benson LLP.

10.1***	Encision Inc. 2007 Stock Option Plan.

23.1	Consent of Independent Registered Public Accounting Firm, Gordon, Hughes and Banks, LLP.

23.2	Consent of Faegre & Benson LLP (included in Exhibit 5.1).

* Incorporated by reference to Registration Statement, Reg. No. 333-4118-D, dated June 25, 1996.

** Incorporated by reference to Current Report on Form 8-K filed by the Registrant, File No. 000-51754, on October 30, 2007.

***Incorporated by reference to Current Report on Form 8-K filed by the Registrant, File No. 000-51754, on July 12, 2007.

Item 9.                    Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)                                     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of the Plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boulder, Colorado, on this 7 day of  August 2008.

ENCISION INC.

By:	/s/ Marcia K. McHaffie
Marcia K. McHaffie
Controller, Principal Accounting Officer and Principal Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John R. Serino and Marcia K. McHaffie or either of them (with full power to each of them to act alone), as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and on his behalf to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and any documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities indicated.

Signature	Title	Date

/s/ John R. Serino	President, Chief Executive Officer	August 8, 2008
John R. Serino	and Director
Principal Executive Officer

/s/ Marcia K. McHaffie	Controller, Principal Accounting	August 8, 2008
Marcia K. McHaffie	Officer and Principal Financial
Principal Accounting and Financial Officer	Officer

/s/ David W. Newton	Vice President – Technology and	August 8, 2008
David W. Newton	Director

/s/ Roger C. Odell	Chairman of the Board of Directors	August 8, 2008
Roger C. Odell	and Vice President – Business
Development

/s/ Bruce L. Arfmann	Director	August 8, 2008
Bruce L. Arfmann

/s/ Robert H. Fries	Director	August 8, 2008
Robert H. Fries

/s/ Vern D. Kornelsen	Director	August 8, 2008
Vern D. Kornelsen

/s/ George A. Stewart	Director	August 8, 2008
George A. Stewart

Index of Exhibits

Exhibits (including those incorporated by reference):

Exhibit No.	Description
4.1*	Articles of Incorporation of Encision Inc.

4.2**	Bylaws of Encision Inc.

4.3*	Specimen common stock certificate.

5.1	Opinion of Faegre & Benson LLP.

10.1***	Encision Inc. 2007 Stock Option Plan.

23.1	Consent of Independent Registered Public Accounting Firm, Gordon, Hughes and Banks, LLP.

23.2	Consent of Faegre & Benson LLP (included in Exhibit 5.1).

* Incorporated by reference to Registration Statement, Reg. No. 333-4118-D, dated June 25, 1996.

** Incorporated by reference to Current Report on Form 8-K filed by the Registrant, File No. 000-51754, on October 30, 2007.

***Incorporated by reference to Current Report on Form 8-K filed by the Registrant, File No. 000-51754, on July 12, 2007.